                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
    THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13  AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         COMMISSION FILE NUMBER 0-22504

                            ------------------------

                            PET FOOD WAREHOUSE, INC.
             (Exact name of registrant as specified in its charter)

                            ------------------------

                          INTERCHANGE TOWER, SUITE 701
                             600 SOUTH HIGHWAY 169
                            ST. LOUIS PARK, MN 55426
                                 (612) 542-0123
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
            (Title of each class of securities covered by this Form)

                            ------------------------

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                            ------------------------

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]              Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(1)(ii)   [ ]              Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(i)    [ ]              Rule 12h-3(b)(2)(ii)   [ ]
Rule 12g-4(a)(2)(ii)   [ ]              Rule 15d-6             [ ]
Rule 12h-3(b)(1)(i)    [X]


     Approximate number of holders of record as of the certification or notice date: 1


     Pursuant to the requirements of the Securities Exchange Act of 1934, PET FOOD WAREHOUSE, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 31, 1996                   BY: /s/  Brian K. Devine
                                             -----------------------------------
                                             Brian K. Devine
                                             President